FRANK EDWARD SHEFFER & CO.

                                  [Letterhead]

                                 April 18, 1995

Federal Deposit Insurance Corporation
245 Peachtree Center Ave., N.E.

Suite 1200
Atlanta, GA  30303

Gentlemen:

We were previously principal accountants for the Bank of Franklin (the "Bank") and on March 31, 1995, we reported on the financial statements of the Bank as of and for the two years ended December 31, 1994. On March 15, 1995, we were dismissed as principal accountants of the Bank for the year ending December 31, 1995. We have read the Bank's statements included under item 4 of its Form F-3 for March 15, 1995, and we agree with such statements.

Very truly yours,

FRANK EDWARD SHEFFER & CO.

/s/ Frank Edward Sheffer & Co.

Certified Public Accountants